Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	www.dovercorporation.com
Vice President Finance &
Chief Financial Officer
(212) 922-1640	April 19, 2004

DOVER REPORTS FIRST QUARTER RESULTS

New York, New York (April 19, 2004). Dover Corporation (NYSE: DOV) earned $83.8 million or $.41 diluted earnings per share (EPS) from continuing operations for the first quarter ended March 31, 2004, compared to $57.7 million or $.28 EPS from continuing operations in the comparable period last year, an increase of 45%. Net earnings for the first quarter of 2004 were $83.1 million or $.41 EPS, including $0.7 million of losses from discontinued operations compared to $59.5 million or $.29 EPS, for the same period of 2003, which included $1.8 million or $.01 EPS in earnings from discontinued operations. Sales for the first quarter of 2004 were $1,242.4 million, an increase of 24% as compared to $998.4 million for the comparable period last year.

Commenting on the results and the current outlook, Thomas L. Reece, Dover’s Chairman and CEO, said: “Dover’s solid first quarter results reflect a continuation of the positive momentum we have seen building within all of our segments over the past several quarters. 36 of our 48 operating companies realized favorable year-over-year earnings growth and 34 of those companies achieved favorable earnings comparisons over last year’s fourth quarter. The strength of our performance provides additional confirmation that the manufacturing recession of the past three years is behind us. We believe the restructuring efforts of the past several years coupled with our operating companies’ focus on new product development, position Dover to capitalize on the increased demand we are experiencing in the markets we serve.

“Resources, our most profitable segment during the quarter, benefited from strong performances by Warn, Energy Products, the OPW companies and Texas Hydraulics to deliver segment margins of over 16%. Diversified’s results were essentially flat on a modest increase in sales, reflecting positive improvements at Crenlo, SWEP and Sargent that were offset by expected lower results at Hill Phoenix and Belvac. Industries realized positive improvements in sales, earnings and margins that largely reflect gains made at Heil Environmental, Trailer, Chief, Marathon and Triton.

“Technologies was the largest contributor to Dover’s first quarter earnings growth, with a strong February and an even stronger finish in March, and CBAT and SEC are now consistently maintaining high “single digit” earnings margins. The majority of our CBAT companies are in the process of introducing innovative new products to their customers, and we expect the costs associated with their development efforts to be behind us by the third quarter. Everett Charles Technologies had a very strong quarter, while new product development costs at Universal resulted in modest earnings. All of the CBAT companies had exceptionally strong bookings,

(more)

which bodes well for the remainder of the year. The SEC companies’ results were led by Vectron, which achieved its strongest earnings since the second quarter of 2001. Imaje had another solid quarter on the strength of an increase in sales, and while its margins declined temporarily early in the quarter, they have now fully recovered. Looking ahead, solid bookings indicate that the markets served by our SEC companies continue to experience growth and we are optimistic that this trend will enable us to realize increased operating leverage as the year progresses.”

SEGMENT RESULTS

Diversified

	Three Months Ended March 31,
(in thousands, unaudited)	2004	2003	% Change
Net sales	$293,559	$276,170	6%
Earnings	30,862	31,238	-1%
Operating margins	10.5%	11.3%
Bookings	349,479	278,884	25%
Book-to-Bill	1.19	1.01
Backlog	391,838	334,701	17%

Diversified’s first quarter earnings were essentially flat compared to the prior year, as favorable year-over-year earnings posted by 7 of 11 operating companies were offset by a sizable unfavorable comparison at Belvac, which shipped two large can lines in the first quarter of 2003 that produced nearly half of the company’s annual earnings. Overall, the Diversified companies are beginning to see business conditions improve, evidenced by increased bookings at 10 of 11 operating companies. Crenlo achieved the largest incremental year-over-year earnings improvement as cost cutting initiatives and productivity improvements provided positive leverage on increased construction and agriculture equipment sales volume. SWEP reported a record quarter, benefiting from increased compact brazed heat exchanger volume and improved productivity. Bookings remain on a positive trend at SWEP, and the company is now focused on maintaining on-time delivery during this period of increased demand. Sargent’s earnings were the highest in 10 quarters, fueled by robust military business and improving commercial aerospace markets. PMI’s automotive and performance sport markets showed signs of improvement, and increased volume combined with productivity gains led to increased earnings. Hill Phoenix was again the largest contributor to Diversified’s earnings although its results fell short of its strong first quarter performance in 2003. Hill Phoenix was hindered by slow first quarter capital programs of two major customers but expects sales and earnings to improve in the second quarter.

Industries

	Three Months Ended March 31,
(in thousands, unaudited)	2004	2003	% Change
Net sales	$287,169	$241,063	19%
Earnings	32,717	26,362	24%
Operating margins	11.4%	10.9%
Bookings	323,906	257,845	26%
Book-to-Bill	1.13	1.07
Backlog	239,335	137,826	74%

     Industries’ achieved its highest quarterly sales results to date, with favorable year-over-year earnings comparisons at 9 of its 12 operating companies. First quarter results were impacted by a rebound in market conditions that was partially offset by the impact of higher steel prices. While several companies increased their market share, competitive pressures continued to

(more)

depress margins. Actions taken throughout 2003 to right-size businesses (including a number of plant consolidations) helped to mitigate margin deterioration. The primary earnings drivers were Heil Environmental, Heil Trailer and Chief Automotive. A revenue increase of over 20% driven by market growth in both the North American Refuse Vehicles and Dump Body markets contributed to Heil Environmental’s profitability, although its earnings were partially offset by rising steel prices and residual plant closing costs. Heil Trailer benefited from strong military sales and a pick-up in petroleum volume, and Chief’s sales of computerized measuring products more than offset weakness in collision repair equipment. Triton had the highest volume quarter in its history, driven by strong European sales. Tipper Tie’s European operations results led to improved sales and earnings compared to last year. Rotary Lift sales were also a record for the quarter, fueled by strong North American shipments and contributions from a recent German acquisition. North American bookings were at an all-time high, contributing to optimism about Rotary Lift’s performance going forward, even though rising steel costs continue to negatively impact margins. Marathon’s results were the highest in over a year, driven primarily by strong compactor sales. Earnings declined slightly at PDQ, DI- Foodservice and Kurz-Kasch. DI Foodservice showed the only sales decline for the quarter due to weak chain store sales, although margins improved as consolidation efforts undertaken in 2003 are now contributing to the bottom line.

Resources

	Three Months Ended March 31,
(in thousands, unaudited)	2004	2003	% Change
Net sales	$303,711	$223,105	36%
Earnings	49,389	32,487	52%
Operating margins	16.3%	14.6%
Bookings	349,635	232,831	50%
Book-to-Bill	1.15	1.04
Backlog	149,809	80,068	87%

Resources’ positive earnings are a result of the 2003 acquisition of Warn, the general strength in most of Resources’ businesses and the markets served by those businesses. Overall, there were favorable year-over-year earnings comparisons at 10 of its 12 operating companies. In particular, the energy businesses continued to benefit from strong energy demand, high energy prices and increased activity in exploration, production and transmission segments. Bookings for the energy businesses were up 35% compared to the prior year, resulting in a 1.14 book-to- bill ratio. Both OPW companies continued to benefit from new environmental regulations worldwide as well as an upswing related to petroleum retailing, refining and transportation. These companies also continue to benefit from global sourcing and the expansion of their global manufacturing and sales activities. The pump companies, Wilden and Blackmer, have seen stabilization of their end markets in the U.S. and strong international growth. Blackmer realized improved earnings as a result of steps previously taken to consolidate and restructure its business in late 2003, while Wilden recorded slightly lower earnings due to product mix. The material handling businesses, Warn, Tulsa Winch and Texas Hydraulics, benefited from renewed strength in the construction, crane, recovery vehicle and refuse markets. Warn, which was up sequentially in sales, earnings and margins, has also begun to realize the expected increase in demand for its new Integrated Wheel End technology on new truck programs. De-Sta-Co Industries also had a very solid first quarter, with strong results in all global segments offset by a reduction in new automotive projects.

(more)

Technologies

	Three Months Ended March 31,
(in thousands, unaudited)	2004	2003	% Change
Net sales	$360,110	$260,042	38%
Earnings	30,870	10,498	194%
Operating margins	8.6%	4.0%
Bookings	407,561	276,498	47%
Book-to-Bill	1.13	1.06
Backlog	223,044	146,415	52%

For the first quarter of 2004, Technologies reported significant growth in bookings, sales and earnings at all three of its platforms, with favorable year-over-year comparisons at 10 of its 13 operating companies. Sequentially, bookings, sales and earnings grew 15%, 7% and 30%, respectively. All but one of the Technologies companies were profitable during the first quarter, with 6 companies generating double-digit operating margins. Both sales and earnings were positively impacted by fluctuations in foreign currency exchange rates when compared to the first quarter of 2003. Imaje’s first quarter sales increased 28% over the same period last year with an earnings increase of 7%. The strength of the Euro against the dollar continued to negatively impact Imaje’s competitive pricing. Imaje continues to introduce new products, primarily in the non-continuous ink jet area for medium and large character printers and thermal transfer on line printers. Aggressive marketing has lead to an increase of 69% in backlog compared to last year.

Circuit Board Assembly and Test (CBAT)

	Three Months Ended March 31,
(in thousands, unaudited)	2004	2003	% Change
Net sales	$223,348	$148,883	50%
Earnings	20,320	1,637	1141%
Operating margins	9.1%	1.1%
Bookings	259,353	160,495	62%
Book-to-Bill	1.16	1.08
Backlog	142,697	84,957	68%

The CBAT businesses recorded earnings increases of $7.9 million compared to the fourth quarter of 2003 and $18.7 million compared to the first quarter of 2003. Sequential results showed significant improvement in operating leverage. The growth in the CBAT segment was experienced by all operating companies; however, the strongest growth was attributable to continued increased demand in the backend semiconductor products at Alphasem and Everett Charles Technologies, as sequential earnings increased 64%. Margins for these back-end semiconductor companies are nearing 2000 levels. The core circuit board assembly companies, Universal, DEK and Soltec, all had positive earnings gains over prior year and sequentially, strong bookings and positive book-to-bill ratios for the quarter. Universal’s bookings increased 29% sequentially, as demand for their new products have been strong.

Specialty Electronic Components (SEC)

	Three Months Ended March 31,
(in thousands, unaudited)	2004	2003	% Change
Net sales	$58,971	$50,315	17%
Earnings	4,956	3,009	65%
Operating margins	8.4%	6.0%
Bookings	66,894	53,856	24%
Book-to-Bill	1.13	1.07
Backlog	55,006	46,422	18%

(more)

The SEC businesses achieved sales increases of $1.8 million, an increase of 3% over last year’s fourth quarter. The SEC business reported a 139% improvement in earnings over the fourth quarter of 2003 and first quarter operating margins of 8.4%. Vectron, the largest of the SEC companies reported a significant increase in sales and earnings of 31% and 178%, respectively, over the same quarter of 2003. Vectron, as did substantially all of the SEC companies, benefited from the strong increase in wireless infrastructure capital spending and improved opportunities in the military and space markets. Wireline capital spending remained relatively flat compared to the fourth quarter of 2003.

Other Information:

Losses from discontinued operations for the quarter were $0.7 million compared to earnings of $1.8 million for the same period last year. In the first quarter of 2004, Dover sold a small SEC business in the Technologies segment resulting in a gain on sale of $6.5 million, net of tax, which was offset by an adjustment to fair value of two discontinued businesses from the Diversified segment, resulting in a charge of $6.9 million, net of tax. Comparatively, during the first quarter of 2003, Dover divested Wittemann from the Resources segment as well as small product line businesses at both OK International and Vectron International from the Technologies segment, all of which were previously classified as discontinued operations. The 2003 dispositions did not have a material impact on Dover’s financial results.

The effective tax rate for continuing operations for the first quarter of 2004 was 28.8% compared to last year’s first quarter tax rate of 23.7%. The increase in the 2004 rate is primarily attributable to a decrease in the amounts of anticipated tax benefits from tax credit programs such as those for R&D, an increase in sales not qualifying for tax incentives relating to U.S. export sales and an increase in state income taxes. The prior year low effective tax rates were largely due to the continuing benefit from tax credit programs such as those for R&D combined with the benefit from U.S. export programs, low effective foreign tax rates, and the recognition of certain capital loss benefits. During the first quarter of 2004, the Company received a tax refund of approximately $41.7 million related to federal tax return filings. The proceeds from the tax refund will be used for general corporate purposes.

Net debt levels decreased $89.7 million during the first quarter of 2004 as a result of the pay down of commercial paper and an increase in cash on hand, and the net debt to total capitalization ratio decreased by approximately 2 percentage points during the period. The following table provides a reconciliation of net debt to total capitalization with the generally accepted accounting principles (GAAP) information found in the attached financial information.

	March 31,	December 31,
Net Debt to Total Capitalization Ratio (in thousands, unaudited)	2004	2003
Short-term debt and commercial paper	$23,842	$63,670
Long-term debt	1,006,051	1,003,915
Less: Cash, equivalents and marketable securities	423,420	371,397

Net debt	606,473	696,188
Add: Stockholders’ equity	2,779,799	2,742,671

Total capitalization	$3,386,272	$3,438,859
Net debt to total capitalization	17.9%	20.2%

Free cash flow for the three months ended March 31, 2004 increased significantly as cash generated from operations improved $85.7 million compared to last year. The 2004 improvement in free cash flow primarily reflects improved net earnings of $26.1 million and tax refunds of $41.7 million. The following table is a reconciliation of free cash flow with cash flows from operating activities.

(more)

		Three Months Ended March 31,
Free Cash Flow (in thousands, unaudited)		2004	2003
Cash flow provided by operating activities		$136,364	$50,675
Less:	Capital expenditures	(20,931)	(19,144)
	Dividends to stockholders	(30,479)	(27,339)

Free cash flow		$84,954	$4,192

During the first quarter of 2004, corporate expenses increased $2.9 million compared to the prior year due to higher compensation and pension costs and costs incurred for Sarbanes-Oxley compliance.

In an effort to provide investors with additional information regarding the company’s results as determined by GAAP, the company also discloses non-GAAP information which management believes provides useful information to investors. Free cash flow, net debt and total capitalization are not financial measures under GAAP, should not be considered as a substitute for cash flows from operating activities, debt and equity, as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Management believes the net debt to total capitalization ratio and free cash flow are important measures of liquidity and operating performance because they provide both management and investors a measurement of cash generated from operations that is available to fund acquisitions and repay debt.

Dover will host a Webcast of its first quarter 2004 conference call at 9:00 AM Eastern Time on Tuesday, April 20, 2004. The conference call will also be made available for replay on the website and additional information on Dover’s first quarter 2004 results and its operating companies can also be found on the company website at (www.dovercorporation.com).

Dover Corporation makes information available to the public, orally and in writing, which may use words like “expects” and “believes”, which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, failure to achieve expected synergies, failure to successfully integrate acquisitions, the impact of continued events in the Middle East on the worldwide economy, economic conditions, increases in the costs of raw materials, customer demand, increased competition in the relevant market, and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

####TABLES TO FOLLOW

(more)

DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited) (in thousands, except per share figures)

	Three Months Ended March 31,
	2004	2003
Net sales	$1,242,380	$998,373
Cost of sales	806,515	650,755

Gross profit	435,865	347,618
Selling and administrative expenses	303,177	256,178

Operating profit	132,688	91,440

Interest expense, net	14,680	16,479
All other (income) expense, net	313	(620)

Total	14,993	15,859

Earnings from continuing operations, before taxes on income	117,695	75,581
Federal and other taxes on income	33,886	17,892

Net earnings from continuing operations	83,809	57,689

Net (losses) earnings from discontinued operations	(697)	1,782

Net earnings	$83,112	$59,471

Net earnings per common share:
Basic
- Continuing operations	$0.41	$0.28
- Discontinued operations	—	0.01

- Net earnings	$0.41	$0.29

Diluted
- Continuing operations	$0.41	$0.28
- Discontinued operations	—	0.01

- Net earnings	$0.41	$0.29

Weighted average number of common shares outstanding during the period:
Basic	203,088	202,431
Diluted	204,763	202,949

(more)

DOVER CORPORATION
MARKET SEGMENT RESULTS
(unaudited) (in thousands)

	Three Months Ended March 31,
	2004	2003
SALES
Diversified	$293,559	$276,170
Industries	287,169	241,063
Resources	303,711	223,105
Technologies	360,110	260,042
Intramarket eliminations	(2,169)	(2,007)

Net sales	$1,242,380	$998,373

EARNINGS
Diversified	$30,862	$31,238
Industries	32,717	26,362
Resources	49,389	32,487
Technologies	30,870	10,498

Subtotal continuing operations	143,838	100,585
Corporate expense	(11,463)	(8,525)
Net interest expense	(14,680)	(16,479)

Earnings from continuing operations, before taxes on income	117,695	75,581
Federal and other taxes on income	33,886	17,892

Net earnings from continuing operations	$83,809	$57,689

(more)

DOVER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF CASH FLOWS
(unaudited) (in thousands)

	March 31,	December 31,
	2004	2003
BALANCE SHEET
Assets:
Cash and cash equivalents	$422,533	$370,379
Receivables, net of allowances for doubtful accounts	801,280	747,567
Inventories	666,938	639,339
Prepaid expenses & other current assets	102,951	92,355
Property, plant & equipment, net	701,476	717,875
Goodwill	1,836,150	1,844,701
Intangibles, net	341,292	349,328
Other assets	212,308	208,069
Assets of discontinued operations	172,878	164,139

	$5,257,806	$5,133,752

Liabilities & Stockholders’ Equity:
Short term debt	$23,842	$63,670
Payables and accrued expenses	742,996	705,703
Taxes payable and other deferrals	617,673	543,907
Long-term debt	1,006,051	1,003,915
Liabilities of discontinued operations	87,445	73,886
Stockholders’ equity	2,779,799	2,742,671

	$5,257,806	$5,133,752

	Three Months Ended March 31,
	2004	2003
CASH FLOWS
Operating activities:
Net earnings	$83,112	$59,471
(Earnings) losses from discontinued operations, net of tax	697	(1,782)
Depreciation and amortization	38,201	36,901
Net change (increase) decrease in assets, liabilities and other	14,354	(43,915)

Net cash from (used in) operating activities	136,364	50,675

Investing activities:
Capital expenditures	(20,931)	(19,144)
Acquisitions, net of cash	—	(15,196)

Net cash from (used in) investing activities	(20,931)	(34,340)

Financing activities:
Increase (decrease) in debt	(37,691)	1,328
Cash dividends to stockholders	(30,479)	(27,339)
Purchase of treasury stock and proceeds from exercise of stock options	2,897	474

Net cash from (used in) financing activities	(65,273)	(25,537)

Effect of exchange rate changes on cash	(6,320)	816
Net cash from (used in) discontinued operations	8,314	7,401
Net increase (decrease) in cash & equivalents	52,154	(985)
Cash & cash equivalents at beginning of period	370,379	293,824

Cash & cash equivalents at end of period	$422,533	$292,839

(more)

DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)

DIVERSIFIED

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$276,170	$301,391	$288,479	$302,215	$293,559
Earnings	31,238	36,769	30,653	33,207	30,862
Bookings	278,884	291,608	287,872	302,648	349,479
Backlog	334,701	333,758	333,408	334,349	391,838
Book-to-Bill	1.01	0.97	1.00	1.00	1.19
Operating margins	11.3%	12.2%	10.6%	11.0%	10.5%

INDUSTRIES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$241,063	$255,688	$264,637	$278,543	$287,169
Earnings	26,362	27,797	30,908	36,133	32,717
Bookings	257,845	254,927	272,101	320,174	323,906
Backlog	137,826	141,007	149,236	201,866	239,335
Book-to-Bill	1.07	1.00	1.03	1.15	1.13
Operating margins	10.9%	10.9%	11.7%	13.0%	11.4%

RESOURCES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$223,105	$232,829	$242,528	$284,196	$303,711
Earnings	32,487	32,254	37,193	34,917	49,389
Bookings	232,831	232,368	244,654	280,205	349,635
Backlog	80,068	81,744	84,445	104,395	149,809
Book-to-Bill	1.04	1.00	1.01	0.99	1.15
Operating margins	14.6%	13.9%	15.3%	12.3%	16.3%

TECHNOLOGIES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$260,042	$306,207	$329,313	$335,679	$360,110
Earnings	10,498	20,731	29,794	23,741	30,870
Bookings	276,498	312,692	332,233	354,176	407,561
Backlog	146,415	157,821	158,146	182,427	223,044
Book-to-Bill	1.06	1.02	1.01	1.06	1.13
Operating margins	4.0%	6.8%	9.0%	7.1%	8.6%

(1)	Excludes discontinued operations.

(more)

DOVER CORPORATION
CBAT AND SEC QUARTERLY MARKET SEGMENT INFORMATION (1)

CBAT

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$148,883	$179,171	$204,425	$199,270	$223,348
Earnings	1,637	10,151	19,497	12,406	20,320
Bookings	160,495	181,804	206,146	212,478	259,353
Backlog	84,957	91,157	90,553	107,036	142,697
Book-to-Bill	1.08	1.01	1.01	1.07	1.16
Operating margins	1.1%	5.7%	9.5%	6.2%	9.1%

SEC

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.
Net sales	$50,315	$52,081	$51,969	$57,210	$58,971
Earnings	3,009	1,865	746	1,696	4,956
Bookings	53,856	51,850	55,048	60,391	66,894
Backlog	46,422	46,299	49,246	53,074	55,006
Book-to-Bill	1.07	1.00	1.06	1.06	1.13
Operating margins	6.0%	3.6%	1.4%	3.0%	8.4%

(1)	Excludes discontinued operations.